Exhibit 99.1

IT Tech Packaging, Inc. Announces Pricing of Approximately $20.0 Million Offering of Common Stock and Warrants

BAODING, China, February 24, 2021 /PRNewswire/— IT Tech Packaging, Inc. (NYSE MKT: ITP) (“IT Tech Packaging” or “the Company”), a leading manufacturer and distributor of diversified paper products in North China, announced today the pricing of an underwritten offering of 26,666,666 shares of its common stock and warrants to purchase up to an aggregate of 13,333,333 shares of its common stock. Each share of common stock is being sold together with a warrant to purchase one half share of common stock at a combined price to the public of $0.75. Gross proceeds before underwriting discounts and commissions and estimated offering expenses, are expected to be $20.0 million.

The warrants will be immediately exercisable at a price of $0.75 per share of common stock and will expire five years from the date of issuance. The shares of common stock and the accompanying warrants can only be purchased together in the offering but will be issued separately and will be immediately separable upon issuance. The offering is expected to close on or about March 1, 2021, subject to customary closing conditions.

Maxim Group LLC is acting as the sole book-running manager for the offering.

The Company also has granted to the underwriter a 45-day option to purchase up to an additional 2,611,200 shares of common stock and/or warrants to purchase up to 1,305,600 shares of common stock, at the public offering price less discounts and commissions.

The securities described above are being offered by IT Tech Packaging pursuant to a registration statement (File No. 333-223160) that was filed with the U.S. Securities and Exchange Commission (SEC) on February 22, 2018 and declared effective on June 19, 2018 and a registration statement (File No. 333-.253476) that was filed on February 24, 2021 and became effective upon filing with the SEC. The securities are being offered by means of a prospectus supplement and accompanying prospectus, forming part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to this offering have been filed with the SEC. Electronic copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745. Electronic copies of the preliminary prospectus supplement and accompanying prospectus are also available on the website of the SEC at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE MKT since December 2009.

Safe Harbor Statement

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For further information, please contact:

At the Company

Email: ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations:

Janice Wang

+86-138-1176-8559

EverGreen Consulting Inc.

Email: ir@changqingconsulting.com